                                                                   EXHIBIT 10.21
                               DATED 10 June 1997


                                    BETWEEN


                              HLS OFFSHORE L.L.C.


                                     -and-

                           MANNAI MARINE CO. LIMITED

                                     -and-

                                   RANA S.r.l
                           (in concordato preventivo)


                         ______________________________

                              SETTLEMENT AGREEMENT
                         ______________________________



                              Curtis Davis Garrard
                                Lancaster House
                              Northumberland Close
                                Heathrow Airport
                                    Staines
                                    TW19 7LN

                              Tel:  0181 400 2400
                              Fax:  0181 400 2420

                           Ref:  SRC/IMG/101271.0001

THIS AGREEMENT is made the tenth day of June 1997

BETWEEN

(1) HLS OFFSHORE L.L.C. of 9821 Katy Freeway, Suite 450, Houston, Texas 77024, USA ("HLS");

(2)  MANNAI MARINE COMPANY LIMITED of PO Box 8776, Doha, Qatar ("Mannai"); and

(3) RANA S.R.L (in concordato preventivo) of Via A. Vecchi, 7-4S023 Marina di Ravenna, Italy ("RANA").

HLS, Mannai and RANA are hereinafter collectively referred to as the "Parties"

WHEREAS:

(A) In April 1996 Mannai successfully bid for a contract to perform certain construction and pipelay works (the "Project Works") set out in an invitation to Tender, GTC 104/96, by Qatar General Petroleum Corporation ("QGPC"); it was agreed that certain aspects of the Project Works (the "Subcontract Works") would be performed by RANA as subcontractor employing its pipelay barge "ODS Mariner" (the "Vessel");

(B) By a Memorandum of Agreement dated 3 April 1996 (the "MOA") Mannai agreed that it would subcontract the Subcontract Works to RANA who agreed, subject to a formal subcontract, to perform the same;

(C) Mannai issued a letter of intent dated 19 April 1996 to RANA in respect of the Subcontract Works (the "LOI") and authorized RANA to undertake the Project Works;

(D) As RANA was not in a position to mobilise the Vessel and also to provide a bank guarantee in accordance with the LOI, Mannai and RANA entered into an agreement dated 23 May 1996 (the "23 May Agreement") in terms of which Mannai agreed to provide an advance and also to waive the obligations to provide the bank guarantee and, as security for the above, RANA agreed to create a charge on the Vessel; no charge was in fact ever created.

(E) On 31 July 1996 HLS and RANA entered into agreements (respectively the "Purchase Agreement" and the "Assignment Agreement") whereby (i) HLS agreed to purchase and RANA agreed to sell the Vessel for US$3.8 million and (ii) RANA agreed, subject to the terms of the Purchase Agreement, to assign to HLS its rights and obligations under the MOA and LOI; the purchase price for the Vessel has not yet been paid by HLS;

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

(F) On 11 August 1996 HLS, Mannai and RANA entered into an agreement (the "11 August Agreement") whereby RANA assigned to HLS all of its rights and obligations under the MOA, LOI and the 23 May Agreement to the extent only of the pipelay aspects of the Subcontract Works and HLS and RANA agreed with Mannai that they would upgrade the Vessel at their expense in order to perform the pipelay works. Under the 11 August Agreement HLS agreed to provide a performance bond for Qrs 3.2 million in favour of Mannai for the pipelay portion of the sub-contract works. By a letter dated 15 August 1996 (the "15 August Letter") HLS gave a right to place a lien on the vessel if HLS was not in a position to secure the performance bond by 29 August 1996. RANA disputes HLS' entitlement to grant such a right to place a lien on the Vessel. HLS failed to provide the performance bond to Mannai as required by the 15 August letter.

(G) HLS thereafter refurbished the Vessel in anticipation of performance of the pipelay works and in October 1996 the Vessel was mobilised by HLS to perform the pipelay works;

(H) The Vessel was rejected by QGPC/Mannai in December 1996 after they had repeatedly advised that the Vessel was not in conformity with the technical specifications for the performance of the Project Works, as a result of which HLS demobilised the Vessel;

(I) Mannai has since commenced proceedings in Sharjah (Petition Number 35/96; Suit 3/97) against HLS and RANA claiming alleged losses in the approximate sum of DHS 22,625,000 arising from alleged breaches by HLS and RANA of the 11 August Agreement (the "Sharjah Proceedings") and in support of such claims has obtained a provisional Order from the Sharjah Courts dated 30 December 1996 detaining the Vessel in Sharjah and a further Order dated 5 April 1997 restraining the removal from the Vessel of equipment and materials fixed or ancillary to the Vessel (together the "Attachment Orders"): HLS and RANA denies such claims;

(J) HLS has asserted claims against RANA arising out of or in connection with its failure to transfer title to the Vessel to HLS in accordance with the Purchase Agreement, alleged breaches of, and misrepresentations in relation to, the Assignment Agreement and claims a possessory lien over and in respect of the Vessel by reason of the monies expended on the refurbishment of the Vessel (the "Possessory Lien"); RANA denies such claims;

(K) On or about 16 October 1996 RANA applied to the Tribunal of Ravenna, Italy (the "Ravenna Court") in order that the proceedings of "concordato preventivo" be permitted; by Decree dated 23 October 1996 the Ravenna Court ordered that the proceedings be commenced;

(L) By order dated 24 December 1996 the Ravenna Court approved the sale of the Vessel by RANA to HLS for US$3,306,804 and by decree dated 15 January 1997 the Director General of the Ministry of Transport and Navigation authorised the sale of the Vessel by RANA to HLS;

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

(M) The parties now wish to settle the claims in the Sharjah Proceedings and all outstanding claims and liabilities arising between them under or in connection with each of the agreements and matters referred to above to enable the Attachment Orders to be lifted and the Vessel to be released from Sharjah and for the sale of the Vessel by RANA to HLS to be completed subject to the terms and conditions hereinafter appearing.

NOW THEREFORE IT IS AGREED AS FOLLOWS:

1.   Sale of the Vessel

1.1. Upon execution of this Agreement by all parties, the Purchase Agreement and the Assignment Agreement shall be deemed terminated by HLS and RANA by mutual consent. RANA and HLS shall thereupon be deemed to have entered into a replacement agreement for the sale and purchase of the Vessel on terms set out in Appendix A hereto. Pursuant to such replacement agreement (the "Sale Agreement") RANA will deliver and transfer title, with vacant possession and free of all claims, debts, liens, charges and encumbrances, to the Vessel to HLS (or an Italian or other company registered in the European Union nominated by HLS bearing the name "Atlantide Crociere" or "HLS Italy") at the shipyard in Sharjah of International Marine Services (or other place as may be agreed between them) on the terms and conditions set out in Appendix A.

1.2. Under the terms of the Sale Agreement, payment for the Vessel is to be made by an Initial Instalment of US$300,000 payable upon and following Departure as set out in Clause 1.5 below and by Subsequent Instalments totaling US$3,000,000 payable in three equal instalments no later than the first, second and third anniversary respectively of Departure. Payment of all of the Instalments shall be unconditionally and irrevocably guaranteed by a first class Italian bank reasonably acceptable to RANA in the terms of the draft attached hereto as Appendix B, which guarantee (the "Sale Agreement Guarantee") is to be delivered by HLS to RANA within 14 days of the date of execution of this Agreement.

1.3. Upon delivery of the Vessel and subject (a) to the prior delivery by HLS to RANA of the Sale Agreement Guarantee as aforesaid and (b) the provisions of Clause 3 hereof, all present and future claims, demands and liabilities of any nature whatsoever (other than pursuant to this Agreement) arising as between HLS and RANA and all of their respective affiliated and/or associated and/or subsidiary companies under, or in connection with, the MOA, LOI, 23 May Agreement, 11 August Agreement (the "Project Agreements") or any of them, the Purchase Agreement, the Assignment Agreement and the Possessory Lien or howsoever otherwise shall be fully and finally compromised and settled. In circumstances in which HLS shall nominate another company to take delivery of the Vessel pursuant to Clause 1.1 hereof, HLS shall be deemed to have contracted as trustee on its own behalf and on behalf of such company of the benefit of the aforesaid compromise and settlement.

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

1.4. In consequence of the above, RANA shall forthwith upon delivery to it of the Sale Agreement Guarantee discontinue and withdraw all applications or other process made in the Sharjah Proceedings on terms that no party hereto shall be responsible for the payment to any other of any costs of such proceedings and shall obtain as soon as practicable the discharge of all orders or other directions granted on applications made by RANA in or ancillary to the Sharjah Proceedings. HLS shall, however, reimburse to RANA its properly documented legal costs arising out of or in connection with the Sharjah Proceedings or the negotiation and execution of this Agreement to the extent that the same have been reasonably incurred but in any event not exceeding US$40,000.

1.5. Subject to, but immediately following, the performance (a) by RANA of its obligations under Clauses 1.1 and 1.4 hereof and (b) by Mannai of its obligations under Clause 2.6 below, HLS shall at its expense arrange for the Vessel to leave the territorial waters of Sharjah under tow. The point in time at which the Vessel shall thereafter leave Sharjah territorial waters shall be referred to herein as "Departure". Provided, however, that HLS shall have no obligation under this Clause to secure Departure of the Vessel where this is impeded or prevented by any arrest or detention of the Vessel or any other legal process brought in respect of the claims of any third party howsoever arising.

1.6. The parties hereto agree to co-operate in order to achieve the objectives set out in this Agreement.

2.   Settlement of Claims

2.1. Subject to, and conditional upon, delivery of the Vessel as aforesaid, and in consideration of the withdrawal of the Sharjah Proceedings and the Attachment Orders and the settlement of all claims between the parties referred to in Clause 2.5, HLS shall pay to Mannai upon and following Departure the sum of US$4,925,000 (Four Million Nine Hundred and Twenty Five Thousand United States Dollars) (the "Settlement Sum"). Payment of the Settlement Sum shall be made by instalments (the "Mannai Instalments") as detailed in Clause 2.2 below to such account or accounts as Mannai shall direct in writing.

2.2. Subject to Clause 3 below, the first Mannai Instalment, which shall be in the amount of US$500,000, is to be paid upon Departure. HLS shall thereafter pay the balance of the Settlement Sum in forty-eight monthly instalments commencing on the first day of the month which falls five months after Departure. In the calendar year commencing on that date, HLS shall pay the amount of $1,275,000 (the "First Calendar Year Payment") in ten equal instalments of US$104,166, followed by an instalment of US$129,166 and by one final instalment of US$104,174, all payable on the first day of each month. In each of the second, third and fourth calendar years, HLS shall pay the amount of US$1,050,000 (the "Second. Third and Fourth Calendar Year Payments" respectively) in 12 equal instalments of US$87,500, all payable on the first day of each month of each year respectively. In the event that any instalment becomes due on a day which is not a "Banking Day", the instalment shall

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

     be due on the next Banking Day. A "Banking Day" for these purposes is a day on which ordinary banking transactions are undertaken in New York and Qatar.

2.3. No interest shall accrue or be payable on the Mannai Instalments.

2.4. HLS shall arrange for the payment of each of Mannai's instalments through an irrevocable and unconditional Letter of Credit (the "Claims L/C") issued by a first class international bank acceptable to Mannai in the terms of the draft attached hereto as Appendix C.

2.5. Subject to and conditional upon the delivery to Mannai of the Claims L/C and withdrawal of the Sharjah Proceedings and the Attachment Orders, all present and future claims, demands and liabilities of any nature whatsoever (save and except any claims made in proceedings arising upon the termination of this Agreement, including proceedings for the arrest or detention of the Vessel) arising as between Mannai, HLS and RANA and all of their respective affiliated and/or associated and/or subsidiary companies under or in connection with the Project Agreements or any of them or howsoever otherwise are hereby fully and finally compromised and settled. Without limiting the foregoing, the Settlement Sum shall in particular encompass all claims by either party for principal, interest and costs (including any costs orders already made) in the Sharjah Proceedings. In circumstances in which HLS shall nominate another company to take delivery of the Vessel pursuant to Clause 1.1 hereof, HLS shall be deemed to have contracted as trustee on its own behalf and on behalf of such company of the benefit of the aforesaid compromise and settlement.

2.6. In consequence of the above, Mannai shall forthwith upon receipt of (i) the Claims L/C and (ii) letters from each of HLS' solicitors, Curtis Davis Garrard, and RANA's solicitors, Ince and Co., confirming that the Vessel has been sold by RANA to HLS, discontinue and withdraw the Sharjah Proceedings on terms that neither party shall be responsible for the payment to the other of any costs of such proceedings and obtain as soon as practicable the discharge of all orders or other directions granted on applications made by Mannai in or ancillary to the Sharjah Proceedings, including the Attachment Orders.

2.7. In consideration of HLS entering into this Agreement, Mannai shall ensure that the Vessel is not prevented from departing from Sharjah territorial waters by reason of any and all claims of International parts, Equipment and Trading Company of Doha in relation to the Vessel howsoever arising and shall, following Departure, settle such claims, providing HLS with written confirmation of the same.

3.   Termination

3.1 Notwithstanding any other provision of this Agreement, it is expressly agreed and understood that, if the Vessel has not departed from Sharjah territorial waters for any reason whatsoever by midnight local time on 20 July 1997, Mannai shall be entitled to give notice in writing to RANA and HLS that the provisions of Clause 2.5 hereof are to be treated as null

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

       and void, in which event the same, together with the provisions of Clause
       1.3 hereof, shall cease to be binding on any party hereto and any steps taken by any of the parties pursuant to or arising out of this Agreement shall be deemed to be without prejudice to any and all of the parties' rights in relation to the Project Agreements, the Purchase and Assignment Agreements, the Sharjah Proceedings and the Possessory Lien. Mannai shall in such circumstances be entitled to take such action as it considers appropriate to attach or arrest the Vessel and in such event, HLS shall pay to Mannai its documented costs up to a maximum sum of US$75,000 incurred by the latter in obtaining the Attachment Orders in the Sharjah proceedings;

3.2. It is furthermore expressly agreed and understood that, if the Vessel has not departed from Sharjah territorial waters for any reason whatsoever by midnight local time on 3 August 1997, this Agreement (including the mutual release of claims set out in Clauses 1.3 and 2.5 above and the choice of law and jurisdiction in Clause 4) shall become null and void as if the same had never been concluded and any steps taken by any of the parties pursuant to or arising out of this Agreement shall be deemed to be without prejudice to any and all of the parties' rights in relation to the Project Agreements, the Purchase and Assignment Agreements, the Sharjah Proceedings and the Possessory Lien. In such event-

3.2.1. The Bill of Sale to be executed by RANA in favour of HLS and placed in escrow with their solicitors, Ince and Co. pending Departure shall, subject to the prior return by RANA to HLS of the Sale Agreement Guarantee, be returned to RANA by Ince and Co;

3.2.2. HLS shall pay to Mannai its documented costs up to a maximum sum of US$75,000 incurred by the latter in obtaining the Attachment Orders in the Sharjah proceedings (but less any such sums paid pursuant to Clause
       3.1 above);

3.2.3. Subject to satisfaction, either by or on behalf of HLS, of the obligation contained in Clause 3.2.2 hereof, the Claims L/C shall forthwith be returned by Mannai to HLS.

4.     Law and Jurisdiction

4.1. This Agreement shall be governed by English law and all disputes and differences arising out of or in connection with this Agreement shall be subject to the exclusive jurisdiction of the English High Court of Justice in London. For the purposes of any proceedings hereunder the parties hereby irrevocably appoint the following agents for the service of process:

     HLS

     Curtis Davis Garrard
     Lancaster House
     Northumerland Close
     Heathrow Airport

     Staines
     TW19 7LN

     Telephone no:  (44) 181 400 2400
     Telefax no:    (44) 181 400 2420

     Ref:  SRC/IMG

     Mannai

     Mannai Investment Co Ltd
     Whitehall House
     6th Floor,
     41 Whitehall
     London

     London
     SW1A 2BY

     Telephone no:  (44) 171 839 0850
     Telefax no:    (44) 171 839 0851

     Ref:  Managing Director

     RANA

     Ince and Co
     Knollys House
     11 Byward Street
     London
     EC3

     Telephone no:       (44) 171 623 2011
     Telefax no:         (44) 272 623 3225

     Ref:  38

5.   Confidentiality

5.1 The terms of this Agreement shall be kept strictly confidential to the parties and their legal advisors.

6.   Recitals


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

6.1. The recitals shall form an integral part of this Agreement.

     IN WITNESS WHEREOF the parties have executed this Agreement by their respective duly authorised representatives the day and year first above written.


/s/ Curtis Davis Garrard
-------------------------------------
Curtis Davis Garrard
As solicitors and agents only
for and on behalf of
HLS OFFSHORE, L.L.C.


/s/ Sylen S. Nawalkar,
-------------------------------------
Sylen S. Nawalker, Corporate Vice-President and duly authorised attorney For and on behalf of
MANNAI MARINE COMPANY LIMITED



/s/ V. Marigri
-------------------------------------
V Marigri
Duly authorised officer
For and on behalf of
RANA S.R.L

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

                      ***********************************

                       All appendices have been omitted
                    from this filing and will be furnished
                     to the Commission's staff upon request

                      ***********************************

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